Exhibit 99.1

NEWS

RELEASE

Media Relations:	Investor Relations:

ARAMARK Corporation	ARAMARK Corporation
Kristine Grow, 215-238-3538	Bobbi Chaville, 215-238-3726
grow-kristine@aramark.com	chaville-bobbi@aramark.com

ARAMARK ANNOUNCES RECORD FISCAL YEAR RESULTS

•	Sales increase 8 percent to reach record $11.0 billion

•	Diluted earnings per share rise 13 percent to $1.53

•	Fourth quarter sales rise 6 percent, diluted earnings per share reach $0.49

•	Annual dividend increased 27 percent, additional $200 million approved for share repurchases

PHILADELPHIA, November 16, 2005—ARAMARK Corporation (NYSE: RMK), a world leader in managed services, today reported fiscal 2005 sales of $11.0 billion, an 8 percent increase over 2004. Net income rose 10 percent to $288 million, a record from continuing operations, and diluted earnings per share increased 13 percent to $1.53.

For the fourth quarter, the company reported sales of $2.8 billion, an increase of 6 percent over the prior year quarter. Net income rose 8 percent to $92 million. Diluted earnings per share increased to $0.49.

ARAMARK also announced that its Board of Directors has declared a quarterly cash dividend of $0.07 per share on its Class A and Class B common stock, an increase of 27 percent. The dividend will be payable on December 14, 2005 to ARAMARK shareholders of record at the close of business on November 25, 2005. In addition, the Board approved the use of up to an additional $200 million to repurchase shares of ARAMARK’s Class A or Class B common stock under the stock repurchase program, bringing the total remaining authorization to $252 million.

Chief Executive Officer’s Comments

“I am proud of the company’s performance this year as we achieved record levels of sales and income from continuing operations,” said Joseph Neubauer, Chairman and Chief Executive Officer of ARAMARK. “We continue to deliver strong cash flow, and we are pleased with the Board’s decision to increase the dividend 27 percent, demonstrating its confidence in our business and future prospects.

“This year, our operating model continued to be robust, and our people have excelled across the key business sectors and geographies. In particular, our U.S. Education and Healthcare businesses have shown strong sales growth.

“Growth in our international business was also encouraging in 2005, with sales increasing 25 percent to $2.3 billion, including the impact of our acquisition in China and investment increases in our Irish and Chilean affiliates. Our uniform rental business continued to grow, with an 8 percent increase in both sales and operating income for the year.

“As we enter 2006, I remain confident in our strategies for future growth and our team’s ability to deliver results for our clients and shareholders. We will continue to refine and expand our market expertise, deepen our understanding of customer preferences, and increase our cross-selling efforts, all of which contribute to the superior value we deliver to our clients around the world.”

Full-Year Results

Sales in the Food and Support Services – U.S. segment increased 4 percent to $7.1 billion. Organic growth was also 4 percent, driven by growth in the Healthcare, Education and Corrections businesses. Operating income increased 7 percent to $403 million.

Food and Support Services—International segment sales grew 25 percent to $2.3 billion. Organic growth was 6 percent. Operating income increased 17 percent to $78.0 million. ARAMARK continued to build its global footprint, expanding in Ireland, China and Japan. The company moved to 90 percent ownership of Campbell Catering, the largest food service company in Ireland, and AIM Services, its Japanese joint venture, extended its presence in Japan’s attractive Healthcare and Education sectors.

Sales for the Uniform and Career Apparel—Rental segment were $1.1 billion, an increase of 8 percent from fiscal year 2004. Organic growth was 5 percent. Segment operating income was up 8 percent to $125.8 million. This business continued to enhance its footprint in 2005, including strategic acquisitions in Southern California and New York.

Sales for the Uniform and Career Apparel—Direct Marketing segment decreased 3 percent to $428 million, with operating income of $11 million.

In fiscal 2005, ARAMARK added many new clients across its businesses, including Lincoln Financial Field; the Washington Nationals; Harvard University; the University of Houston; the School District of Philadelphia; Clear Channel; the State of Indiana’s Department of Corrections; Mid Hants, the U.K. Ministry of Defense; Grupo Allianza in Spain; and Airbus in Germany.

To further drive sales and base business growth, ARAMARK introduced several new consumer-focused marketing initiatives this year. The company opened the doors of its new Innovation Center, which integrates its latest advances in marketing, merchandising, culinary, and space design. ARAMARK released the findings of its latest research under the DiningStyles framework, which is designed to help the company better understand and satisfy customers’ needs and preferences. The company also expanded its award-winning Just4U(TM)—Food that Fits Your Life nutritional away-from-home dining program with Just4U for Vending, which helps customers identify, purchase and enjoy healthier snacks and beverages in the workplace. ARAMARK also launched its Customer Close-up initiative, a research-based dining program designed to fit the dining preferences of healthcare employees and visitors.

Fourth-Quarter Results

In the fourth quarter, sales in the Food and Support Services—U.S. segment were $1.8 billion, up 2 percent from the year-ago quarter. Organic sales growth was 3 percent. Growth in the Education and Corrections businesses was partially offset by the impact of the hurricanes and loss of two baseball clients late last year. Segment operating income was $133 million.

In the Food and Support Services—International segment, sales increased 22 percent to $565 million, including a 4 percentage point currency translation benefit. Organic growth was 7 percent, driven by strong growth in Germany, Canada and Chile. Segment operating income was $17.9 million.

Sales in the Uniform and Career Apparel—Rental segment were $286 million, up 8 percent from the year-ago quarter. Organic growth was 5 percent. Segment operating income increased 10 percent to $34.5 million.

In the Uniform and Career Apparel—Direct Marketing segment, sales were $99 million, comparable with the year-ago quarter. The segment reported a small loss for the quarter.

Guidance for Fiscal 2006

For fiscal year 2006, ARAMARK expects sales of $11.5 billion to $11.8 billion. ARAMARK is targeting organic growth in its worldwide Food and Support Services business of 5 to 7 percent, and in its combined uniforms businesses of 4 to 6 percent. Diluted earnings per share for 2006 are expected to be in the range of $1.57 and $1.67, which reflects an estimated $0.08 per share impact of expensing employee stock options, or between $1.65 and $1.75 without giving effect to the expensing of employee stock options.

For the first quarter of 2006, the company anticipates sales between $2.75 billion and $2.85 billion, and diluted earnings per share between $0.38 and $0.41, including a $0.02 impact of expensing employee stock options, or between $0.40 and $0.43 without giving effect to the expensing of employee stock options.

“As we look forward to 2006, we remain focused on five key areas including increasing client retention, growing base business, increasing new business, enhancing margins and returning cash to shareholders,” said Neubauer. “These strategies support our focus on delivering value to our clients, customers and shareholders, as we maintain a disciplined approach to all our businesses.”

Awards and Recognition

ARAMARK also received several prestigious recognitions in 2005. For the eighth consecutive year, ARAMARK was named among America’s Most Admired Companies by Fortune magazine, and it was named the number one provider of noncommercial food service in the United States by Food Management magazine. The company received two Best Concepts awards and a MenuMasters award for select dining programs. For its employment practices, the company was named among Fortune magazine’s Top 50 Employers for Minorities, Hispanic Business magazine’s Top 40 Companies for Hispanics, and Black Enterprise magazine’s Top 30 Companies for Diversity.

Conference Call and Related Financial Information

In conjunction with its fourth quarter and full-year earnings release, ARAMARK will discuss its results in a conference call broadcast live over the Internet on November 16, 2005 at 10:00 a.m. Eastern Time. Interested parties are invited to log on to www.aramark.com to listen to this webcast. A recording of the conference call will be available on that website.

The balance sheet, income statement and other financial information related to the fourth fiscal quarter of 2005 are attached to this press release and can also be found on the Investor Relations section of ARAMARK’s website at www.aramark.com.

Certain previously undisclosed financial information, as well as reconciliations of non-GAAP financial measures that are disclosed in the conference call, will also be available on the Investor Relations section of ARAMARK’s website.

About ARAMARK

ARAMARK Corporation is a world leader in providing award-winning food and facilities management services to health care institutions, universities and school districts, stadiums and arenas, and corporations, as well as providing uniform and career apparel. ARAMARK was ranked number one in its industry in the 2005 FORTUNE 500 survey and was also named one of “America’s Most Admired Companies” by FORTUNE magazine in 2005, consistently ranking since 1998 as one of the top three most admired companies in its industry as evaluated by peers. Headquartered in Philadelphia, ARAMARK has approximately 242,500 employees serving clients in 20 countries. Learn more at the company’s Web site, www.aramark.com

Forward-Looking Statements

Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “are confident,” “are comfortable,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe,” “look to,” “hope” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.

These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause such a difference include: unfavorable economic conditions, ramifications of any future terrorist attacks or increased security alert levels; increased operating costs, including labor-related and energy costs; shortages of qualified personnel or increases in labor costs; costs and possible effects of union organizing activities; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs; our ability to integrate and derive the expected benefits from recent acquisitions; competition; decline in attendance at client facilities; unpredictability of sales and expenses due to contract terms and terminations; the risk that clients may become insolvent; the contract intensive nature of our business, which may lead to client disputes; high leverage; claims relating to the provision of food services; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to food service, the environment, Federal and state employment laws and wage and hour laws; import and export controls and customs laws; dram shop litigation; inability to retain current clients and renew existing client contracts; determination by customers to reduce outsourcing and use of preferred vendors; seasonality; and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of and elsewhere in ARAMARK’s SEC filings, copies of which may be obtained by contacting ARAMARK’s investor relations department via its website www.aramark.com.

# # #

ARAMARK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	September 30, 2005	October 1, 2004
Sales	$2,781,619	$2,620,930

Costs and Expenses:
Cost of services provided	2,488,145	2,342,421
Depreciation and amortization	84,156	79,887
Selling and general corporate expenses (1)	32,924	37,664

	2,605,225	2,459,972

Operating income	176,394	160,958
Interest and other financing costs, net	30,142	29,919

Income before income taxes	146,252	131,039
Provision for income taxes	54,700	46,401

Net income	$91,552	$84,638

Earnings Per Share:
Basic	$0.50	$0.45
Diluted	$0.49	$0.44

Weighted Average Shares Outstanding:
Basic	184,689	187,805
Diluted	186,750	191,369

(1)	Includes a $10.0 million ($6.1 million net of tax) charge for a management change that was recorded in the fourth quarter of fiscal 2004.

ARAMARK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Fiscal Year Ended
	September 30, 2005	October 1, 2004
Sales	$10,963,360	$10,192,240

Costs and Expenses:
Cost of services provided	9,925,799	9,223,788
Depreciation and amortization	320,118	297,993
Selling and general corporate expenses (1)	137,271	132,881

	10,383,188	9,654,662

Operating income	580,172	537,578
Interest and other financing costs, net	126,999	122,362

Income before income taxes	453,173	415,216
Provision for income taxes	164,698	152,112

Net income	$288,475	$263,104

Earnings Per Share:
Basic	$1.55	$1.39
Diluted	$1.53	$1.36

Weighted Average Shares Outstanding:
Basic	185,991	188,799
Diluted	188,309	193,454

(1)	Includes a $10.0 million ($6.1 million net of tax) charge for a management change that was recorded in the fourth quarter of fiscal 2004.

ARAMARK CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In Thousands)

	September 30, 2005	October 1, 2004
Assets
Current Assets	$1,443,227	$1,340,015
Property and Equipment, net	1,211,454	1,214,382
Goodwill	1,682,749	1,589,144
Other Assets	819,670	678,032

	$5,157,100	$4,821,573

Liabilities and Shareholders’ Equity
Current Liabilities (1)	$1,518,680	$1,454,930
Long-Term Borrowings	1,794,522	1,843,200
Other Liabilities	518,434	373,788
Total Shareholders’ Equity	1,325,464	1,149,655

	$5,157,100	$4,821,573

(1)	Includes $46.4 million and $25.5 million of current maturities of long-term borrowings as of September 30, 2005 and October 1, 2004, respectively.

ARAMARK CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW DATA

(Unaudited)

(In Thousands)

	Fiscal Year Ended
	September 30, 2005	October 1, 2004
Cash flows from operating activities:
Net income	$288,475	$263,104
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	320,118	297,993
Income taxes deferred	(4,073)	32,749
Changes in noncash working capital	7,386	(43,068)
Net proceeds from sale of receivables	32,800	—
Other operating activities	(32,926)	(33,212)

Net cash provided by operating activities	611,780	517,566

Cash flows from investing activities:
Net purchases of property and equipment and client contract investments	(293,979)	(288,260)
Proceeds from sales and divestitures	11,518	8,500
Acquisitions and other investing activities	(83,434)	(159,680)

Net cash used in investing activities	(365,895)	(439,440)

Cash flows from financing activities:
Net proceeds (repayments) of long-term borrowings	(32,247)	97,742
Dividend payments	(40,321)	(37,213)
Proceeds from issuance of common stock	35,748	39,748
Repurchase of stock and other financing activities	(198,318)	(177,559)

Net cash used in financing activities	(235,138)	(77,282)

Increase in cash and cash equivalents	$10,747	$844

ARAMARK CORPORATION AND SUBSIDIARIES

SALES AND OPERATING INCOME BY SEGMENT

SUPPLEMENTAL DATA

(Unaudited)

(In Thousands)

	Three Months Ended
	September 30, 2005	October 1, 2004
Sales
Food and Support Services—United States	$1,831,592	$1,793,529
Food and Support Services—International	564,837	463,749
Uniform and Career Apparel—Rental	285,949	264,064
Uniform and Career Apparel—Direct Marketing	99,241	99,588

	$2,781,619	$2,620,930

Operating Income
Food and Support Services—United States	$133,104	$136,047
Food and Support Services—International	17,897	7,811
Uniform and Career Apparel—Rental	34,472	31,257
Uniform and Career Apparel—Direct Marketing	(978)	1,331
Corporate (1)	(8,101)	(15,488)

	$176,394	$160,958

(1)	Includes a $10.0 million ($6.1 million net of tax) charge for a management change that was recorded in the fourth quarter of fiscal 2004.

ARAMARK CORPORATION AND SUBSIDIARIES

SALES AND OPERATING INCOME BY SEGMENT

SUPPLEMENTAL DATA

(Unaudited)

(In Thousands)

	Fiscal Year Ended
	September 30, 2005	October 1, 2004
Sales
Food and Support Services—United States	$7,129,100	$6,879,288
Food and Support Services—International	2,280,165	1,830,428
Uniform and Career Apparel—Rental	1,125,802	1,042,544
Uniform and Career Apparel—Direct Marketing	428,293	439,980

	$10,963,360	$10,192,240

Operating Income
Food and Support Services—United States (1)	$403,056	$375,840
Food and Support Services—International (2)	77,981	66,647
Uniform and Career Apparel—Rental	125,827	115,998
Uniform and Career Apparel—Direct Marketing	11,157	20,083
Corporate (3)	(37,849)	(40,990)

	$580,172	$537,578

(1)	Includes $9.7 million gain on real estate sale by equity affiliate that was recorded in the second quarter of fiscal 2005.
(2)	Includes $7.4 million charge for exiting West Africa business and severance that was recorded in the second quarter of fiscal 2005.
(3)	Includes a $10.0 million ($6.1 million net of tax) charge for a management change that was recorded in the fourth quarter of fiscal 2004.

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

ORGANIC SALES GROWTH

(Unaudited)

(In thousands)

Management believes that presentation of sales growth in the quarterly and year-to-date periods adjusted to eliminate the effects of acquisitions, divestitures and the impact of currency translation (organic growth), provides useful information to investors because it enhances comparability between the current year and prior year reporting periods. Elimination of the currency translation effect provides constant currency comparisons without the distortion of currency rate fluctuations.

	Three Months Ended		% Change	Fiscal Year Ended		% Change
	September 30, 2005	October 1, 2004		September 30, 2005	October 1, 2004
Food and Support Services—International Sales (as reported)	$564,837	$463,749	22%	$2,280,165	$1,830,428	25%
Effect of Currency Translation	—	13,026		—	98,814

Food and Support Services—International Sales (excluding currency translation)	564,837	476,775	18%	2,280,165	1,929,242	18%
Effect of Acquisitions and Divestitures	(61,689)	(4,662)		(274,209)	(30,741)

Food and Support Services—International Sales (as adjusted)	$503,148	$472,113	7%	$2,005,956	$1,898,501	6%

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

FORECASTED DILUTED EARNINGS PER SHARE

(Unaudited)

In December 2004, the FASB issued a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” which also supersedes APB Opinion No. 25, “Accounting for Stock Issued to its Employees,” and its related implementation guidance. This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award, and recognize the cost over the period during which an employee is required to provide service in exchange for the award--the requisite service period. This Statement is effective for the 2006 fiscal year, and the Company plans to follow the modified prospective application transition method. Since prior year financial results will not be restated to reflect this change, comparability will be affected, and management believes presenting the earnings per share effect of the change will be useful to investors.

	Three Months Ended December 30, 2005			Fiscal Year Ended September 29, 2006
Forecasted Range of Diluted Earnings Per Share (Including stock option expense)	$0.38	-	$0.41	$1.57	-	$1.67
Estimated Impact of Expensing Employee Stock Options	$0.02		$0.02	$0.08		$0.08

Forecasted Range of Diluted Earnings Per Share (Excluding stock option expense)	$0.40	-	$0.43	$1.65	-	$1.75